 Exhibit 10.31

as of June 22, 2018

John P. Nallen

Senior Executive Vice President and Chief Financial Officer

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Dear John:

This letter agreement (the “Letter Agreement”) is intended to constitute a binding modification to your Employment Agreement (the “Agreement”) dated as of July 1, 2013, and as amended as of July 1, 2015, between you and 21st Century Fox America, Inc. (the “Company”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (“21st Century Fox”), and shall confirm the terms and conditions which will apply to your Agreement as from the date hereof. All terms and conditions set forth in the Agreement remain applicable unless otherwise amended by the terms and conditions outlined below.  Capitalized terms used and not defined herein shall have the meanings given such terms in the Agreement.

The Company and you agree that the Agreement is hereby amended as follows:

1.Term.

a.

Section 2 of the Agreement states that the Term of Employment shall mean the period from July 1, 2013 through June 30, 2018. The Company and you hereby agree to extend the Term of Employment through June 30, 2021.

b.	The reference to “March 1, 2018” in Section 2 of the Agreement shall be deleted and replaced with “March 1, 2021”.

2.Compensation.

Section 4(b) of the Agreement states that you will be entitled to receive an Annual Bonus with a target of not less than $4,000,000 (the “Target Bonus”) with a maximum payout of not less than $8,000,000 for the fiscal years ending June 30, 2016, 2017 and 2018. The Company and you hereby agree that your Target Bonus shall remain unchanged for the fiscal years ending June 30, 2019, 2020 and 2021.

3.Confidentiality; Restriction on Competition.

A new Section 7(e) shall be added to the Agreement as follows:

“(e)  The Executive understands that notwithstanding any other provision of this Agreement, nothing in this Agreement prohibits Executive from truthfully reporting to any governmental agency or entity information concerning possible violations of law, rule or regulation, or from filing a charge or complaint with any federal, state or local governmental agency or commission, or from participating in any agency or commission investigation, or from receiving an award for information provided to any such governmental entity. Executive does not need the Company’s prior authorization to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures. With respect to Executive’s obligation to safeguard trade secrets, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.”

By counter-signing this letter agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,

21ST CENTURY FOX AMERICA, INC.

By:	/s/ Janet Nova

Name:	Janet Nova
Title:	EVP and Deputy General Counsel

Acknowledged and Agreed:

/s/ John P. Nallen
John P. Nallen

Guaranty

The undersigned guarantees the performance of the foregoing amendment in all respects.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova

Name:	Janet Nova
Title:	EVP and Deputy Group General Counsel

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